Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 87,262,333.00		$ 13,359.86
	Total Transaction Valuation:	$ 87,262,333.00
	Total Fees Due for Filing:			$ 13,359.86
	Total Fees Previously Paid:			$ 13,359.86
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated as the aggregate maximum value of Shares being purchased. The fee of $13,359.86 was paid in connection with the filing of the Schedule TO-I by NB Private Markets Access Fund LLC (File No. 005-92727) on August 28, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. The amount of filing fee is calculated at $153.10 per $1,000,000 of the Transaction Valuation, which was the filing fee rate in effect for 10/1/2024 to 9/30/2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A